Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of AmSurg Corp. and subsidiaries, and the effectiveness of AmSurg Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2012, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee

April 22, 2013